SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

Dijji Corp
(Exact name of registrant as specified in its charter)

Nevada	000-50533	84-1407365

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Elliott Avenue, Suite 601 Seattle, WA	98121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 832-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Liquidation and Winding Up of the Company

The Company has been evaluating a diverse range of strategic opportunities and alternatives to maximize creditor and stockholder value, including but not limited to corporate restructuring, alliances with strategic partners, third party offers to acquire the Company, and the liquidation and winding up of the Company.

The Company has evaluated and discussed with the independent members of its Board of Directors these potential opportunities and alternatives in a manner that is consistent with its past practices and the fiduciary duties of its officers and directors, with the goal of determining what the Company believes to be in the best interest of the Company’s creditors and stockholders. The Company has been regularly consulting with financial experts and outside legal counsel as necessary to aid in its analysis and consideration of these opportunities and alternatives.

Notwithstanding its efforts over the past several months to enter into and consummate a transaction regarding the sale of the Company, including the proposed reverse merger with New Motion, Inc., as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2006, the Company was not able to satisfy certain conditions, many of which were beyond the Company’s control, necessary to consummate the proposed transaction with New Motion.

As a result, after due consideration of the circumstances surrounding the Company’s current financial condition, operations, profitability and viability of continuing as a stand-alone entity, as well as the lack of other viable strategic alternatives available to the Company, both internally and externally, the Company’s officers and directors have determined, in its reasonable business judgment, that it is in the best interests of the Company, its creditors and stockholders that the Company cease operations and commence an orderly liquidation and winding up.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dijji Corp

Dated: June 7, 2006	By:	/s/ Alexander U. Conrad
Alexander U. Conrad
Interim Chief Executive Officer